Exhibit 4.2

JUNIOR LIEN SECURITY AGREEMENT

Between

UNITED AIR LINES, INC.,

and

WILMINGTON TRUST FSB,

as Collateral Trustee

Dated as of April 19, 2010

i

Section 23.	Headings	18

Section 24.	Execution in Counterparts	18

Section 25.	Successors and Assigns	18

Section 26.	Limited Obligations	18

Section 27.	Construction of Schedule I	19

Section 28.	Rules of Interpretation	19

EXHIBIT A – Form of Japan Slot Transfer Form

Schedule I – Japan Routes

ii

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL TRUSTEE PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY SUCH COLLATERAL TRUSTEE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE COLLATERAL TRUST AGREEMENT, DATED AS OF JANUARY 15, 2010, AMONG UNITED AIR LINES, INC., THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE UNDER THE INDENTURE (AS DEFINED THEREIN) AND WILMINGTON TRUST FSB, AS COLLATERAL TRUSTEE (AS AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED AND IN EFFECT FROM TIME TO TIME, THE “COLLATERAL TRUST AGREEMENT”). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE COLLATERAL TRUST AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE COLLATERAL TRUST AGREEMENT WILL GOVERN.

JUNIOR LIEN SECURITY AGREEMENT

JUNIOR LIEN SECURITY AGREEMENT, dated as of April 19, 2010 (as amended, modified or supplemented from time to time, the “Agreement”), between UNITED AIR LINES, INC., a Delaware corporation (“United”) (together with its permitted successors and assigns, the “Pledgor”) and WILMINGTON TRUST FSB, as Collateral Trustee (together with its successors and permitted assigns, the “Collateral Trustee”), for the benefit of the Junior Lien Secured Parties. Except as otherwise defined herein, terms used herein and defined in the Collateral Trust Agreement shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Pledgor and the Collateral Trustee are parties to (i) that certain Junior Lien Indenture dated as of January 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among United, the Guarantors party thereto, the Collateral Trustee and The Bank of New York Mellon Trust Company, N.A., as trustee (together with its successors and permitted assigns, the “Indenture Trustee”), and (ii) that certain Collateral Trust Agreement dated as of January 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), by and among United, the Indenture Trustee and the Collateral Trustee;

WHEREAS, in order to secure the Pledgor’s obligations under the Indenture and to induce the Escrow Agent to release the proceeds from the Escrow Account to the Pledgor in accordance with the terms of the Escrow and Security Agreement, the Pledgor has agreed to grant a continuing Lien on the Collateral (as defined below) to secure the Junior Lien Obligations;

WHEREAS, the Pledgor may, from time to time, incur additional Junior Lien Obligations in accordance with the terms of the Collateral Trust Agreement and, in order to induce the applicable Junior Lien Representatives and holders of additional Junior Lien Obligations to enter into the applicable Junior Lien Documents and to make the applicable Junior Lien Debt available to the Pledgor as provided therein, the Pledgor agrees to grant to the Collateral Trustee a continuing Lien on the Collateral (as defined below) to secure such additional Junior Lien Obligations;

WHEREAS, concurrently herewith, the Pledgor and the Collateral Trustee are entering into (i) that certain Indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time), by and among United, the Guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee, and (iii) that certain Priority Lien Security Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time), by and among the Pledgor and the Collateral Trustee.

WHEREAS, the Pledgor desires to execute this Agreement to satisfy the condition described in the preceding paragraphs; and

NOW, THEREFORE, in consideration of the benefits accruing to the Pledgor, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby makes the following representations and warranties to the Collateral Trustee and hereby covenants and agrees with the Collateral Trustee as follows:

Section 1. Pledge. The Pledgor hereby pledges to the Collateral Trustee and grants to the Collateral Trustee for the benefit of the Junior Lien Secured Parties a security interest in all of the following (the “Collateral”), to secure all of the Junior Lien Obligations:

(i) all of the right, title and interest of the Pledgor in, to and under the Japan Routes, the Japan Slots, and the Japan Gate Leaseholds from time to time; and

(ii) all of the right, title and interest of the Pledgor in, to and under all Proceeds of any and all of the foregoing (including, without limitation, all Proceeds (of any kind) received or to be received by the Pledgor upon the transfer or other such disposition of such Collateral notwithstanding whether the pledge and grant of the security interest in such Collateral is legally effective under applicable law);

provided, however, that notwithstanding any other provision of this Agreement, this Agreement shall not constitute a grant of a security interest in any Japan Gate Leaseholds (and no such property shall be “Collateral” for purposes of this Agreement) to the extent that such grant of a security interest is prohibited by any applicable law or a Governmental Authority or Airport Authority, requires a consent not obtained of any Governmental Authority or Airport Authority, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to the Pledgor’s interest in such Japan Gate Leaseholds, except to the extent that such applicable law, requirement or prohibition by any Governmental Authority or Airport Authority, or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, including without limitation, the UCC; and provided further, that notwithstanding any other provision of this Agreement, this Agreement shall not constitute a grant of a security interest in any Japan Route Foreign Slots to the extent the grant of such security interest is prohibited by applicable foreign law.

Section 2. Obligations. This Agreement secures, and the Collateral is collateral security for, the Junior Lien Obligations.

Section 3. No Release. Nothing set forth in this Agreement shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or impose any obligation on the Collateral Trustee or any Junior Lien Secured Party to perform or observe any such term, covenant, condition or agreement on the Pledgor’s part to be so performed or observed or impose any liability on the Collateral Trustee or any Junior Lien Secured Party for any act or omission on the part of the Pledgor relating thereto or for any breach of any representation or warranty on the part of the Pledgor contained in this Agreement, or in respect of the Collateral or made in connection herewith or therewith. This Section 3 shall survive the termination of this Agreement and the discharge of the Pledgor’s other obligations hereunder and under the Junior Lien Documents.

Section 4. Representations, Warranties and Covenants. The Pledgor represents, warrants and covenants as follows:

(i) All filings, registrations and recordings necessary or reasonably requested by the Collateral Trustee or any Junior Lien Representative to create, preserve, protect and perfect the security interests granted by the Pledgor to the Collateral Trustee for the benefit of the Junior Lien Secured Parties in respect of the Collateral have been accomplished by the Pledgor to the extent that such security interests can be perfected under the UCC and Title 49. The security interests granted to the Collateral Trustee for the benefit of the Junior Lien Secured Parties pursuant to this Agreement in and to the Collateral constitute and hereafter at all times shall constitute a perfected security interest therein superior and prior to the rights of all other Persons therein, subject, in the case of priority only, only to Permitted Liens, to the extent such perfection and priority can be obtained under the UCC or by filing a record of such security interest with the FAA, and the Collateral Trustee is entitled to all the rights, priorities and benefits afforded by the UCC as enacted in any relevant jurisdiction and Title 49 to perfected security interests.

(ii) There are no filings, registrations or recordings necessary to create, preserve, protect or perfect the security interests granted by the Pledgor to the Collateral Trustee for the benefit of the Junior Lien Secured Parties in respect of the Collateral under Title 49.

(iii) The Pledgor is, and as to Collateral acquired by it from time to time after the date hereof the Pledgor will be, the holder of all such Collateral free from any Lien or adverse claims except for (1) the Lien and security interest created by this Agreement and (2) Permitted Liens. The Pledgor shall use commercially reasonable efforts to defend the Collateral against any and all claims and demands of all Persons at any time claiming any interest therein adverse to the Collateral Trustee or any Junior Lien Secured Party (other than Permitted Liens).

(iv) There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) on the date hereof, covering or purporting to cover any interest of any kind in the Collateral, and so long as all of the Junior Lien Documents have not been terminated or any of the Junior Lien Obligations remain outstanding, the Pledgor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction), or statements relating to the Collateral, except financing statements (or similar statements or instruments of registration under the law of any jurisdiction) filed or to be filed in respect of and covering the security interests granted hereby by the Pledgor and except with respect to Liens permitted by each applicable Junior Lien Document.

(v) The chief executive offices of the Pledgor as of the date of this Agreement are located at 77 W. Wacker, Chicago, Illinois 60601. The Pledgor shall not, until it shall have given to the Collateral Trustee not less than 10 days’ prior written notice of its intention to do so, (a) move its chief executive office from the location referred to in the previous sentence or change its jurisdiction of incorporation, or (b) change its name, identity or corporate or other organizational structure to such an extent that any financing statement filed by the Collateral Trustee in connection with this Agreement would become misleading; and the Pledgor shall, in each case, provide such other information in connection therewith as the Collateral Trustee or any Junior Lien Representative may reasonably request and shall have taken all action reasonably satisfactory to the Collateral Trustee and the Junior Lien Representatives to maintain the perfection and priority of the security interest of the Collateral Trustee on behalf of the Secured Parties in the Collateral intended to be granted hereby.

(vi) Set forth on Schedule I is a true, correct and complete list of the Japan Routes and Japan Slots at Tokyo’s Narita Airport, in each case as of the date hereof, including a copy of each certificate or order issued by the DOT representing such Japan Routes. The Pledgor represents and warrants that it holds the requisite authority to operate over the Japan Routes pursuant to Title 49 and all rules and regulations promulgated thereunder, subject only to the regulations of the DOT, the FAA and the applicable Japan Route Foreign Aviation Authority, and that it has, at all times after obtaining each such Japan Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the rules and regulations of the applicable Japan Route Foreign Aviation Authority and with all applicable provisions of Title 49 and applicable rules and regulations promulgated thereunder, and that there exists no material violation of such regulations, terms, conditions or limitations that gives the FAA, DOT or the applicable Japan Route Foreign Aviation Authority the right to terminate, cancel, withdraw or modify the rights of the Pledgor in any such Japan Routes or Japan Slots. The Pledgor further represents and warrants that, as of the date hereof, none of the airports located in the United States of America at which the Pledgor conducts scheduled operations for direct non-stop flights to Japan using the Japan Routes is a slot-constrained airport. If any of the airports located in the United States of America at which the Pledgor conducts scheduled operations for direct non-stop flights to Japan using the Japan Routes is or becomes a slot-constrained airport after the date hereof, the Pledgor shall promptly notify the Collateral Trustee thereof. If at any time the Pledgor shall hold or acquire any Japan Route FAA Slot, then the Pledgor shall promptly deliver to the Collateral Trustee a blank, undated, signed Japan Route FAA Slot transfer document (substantially in the form of Exhibit A hereto or such other form reasonably satisfactory to the Collateral Trustee) with respect to such Japan Route FAA Slot to the extent such transfer document is applicable.

(vii) The Pledgor is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Pledgor holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Pledgor is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). The Pledgor possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of United and its subsidiaries, taken as a whole. As of the date hereof there are no license fees owed on the Pledgor’s DOT or FAA licenses, certificates or authorizations. The Pledgor is in compliance with all material requirements of the certificates and authorizations issued to it by the DOT or the FAA.

(viii) The Pledgor has full corporate power and authority and legal right to pledge all of the Collateral pursuant to this Agreement.

(ix) Except for matters that would not reasonably be expected to result in a Material Adverse Effect, no consent of any other party (including, without limitation, stockholders or creditors of the Pledgor), and no consent, authorization, approval, or other action by, and (except in connection with the perfection of the Lien created hereby) no notice to or filing with, any Governmental Authority or other Person is required either (x) for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement or (y) for the exercise by the Collateral Trustee of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement; provided, however, that the (A) transfer of (other than the grant or pledge of a security interest in) the Japan Routes is subject to the consent of the DOT pursuant to Section 41307 of Title 49 and is subject to Presidential review pursuant to Section 41307 of Title 49, (B) any transfer of (other than the grant or pledge of a security interest in) Japan Route FAA Slots may be subject to confirmation by the FAA, (C) the transfer of (other than the grant or pledge of a security interest in) Japan Gate Leaseholds may be subject to approval by Governmental Authorities or Airport Authorities, aviation authorities, air carriers or other lessors and (D) the transfer of (other than the grant or pledge of a security interest in) Japan Route Foreign Slots may be subject to approval by the applicable Japan Route Foreign Aviation Authority or Airport Authorities.

(x) All information set forth herein relating to the Collateral is accurate in all material respects as of the date hereof.

(xi) This Agreement is made with full recourse to the Pledgor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Pledgor contained herein.

Section 5. Supplements, Further Assurances. The Pledgor agrees that at any time and from time to time, at the reasonable expense of the Pledgor, the Pledgor will promptly execute, acknowledge and deliver all further security documents, instruments, certificates, notices and other documents, and take all further action, that may be reasonably required under, or reasonably requested by the Collateral Trustee or any Junior Lien Representative with respect to, applicable law or by the DOT, Japan Route Foreign Aviation Authorities, Governmental Authorities, Airport Authorities, aviation authorities, air carriers or other lessors or that may be required or that the Collateral Trustee or any Junior Lien Representative may reasonably request in order to create, perfect, protect, assure and enforce any security interest granted or purported to be granted or intended to be granted hereby or to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder or under the Junior Lien Documents to which it is a party with respect to any Collateral, including, without limitation, any actions reasonably requested by the Collateral Trustee or any Junior Lien Representative to register, record and identify the Collateral Trustee as a “Holder” of a Japan Route FAA Slot with the FAA and to cause evidence of its rights to be duly recorded, filed or filed for recording, to the extent permitted or required under any applicable law, by the Pledgor as holder, and any actions reasonably requested by the Collateral Trustee or any Junior Lien Representative required to perfect, preserve and protect any such security interest under other applicable laws.

Section 6. Provisions Concerning Pledged Collateral.

(i) Financing Statements. The Pledgor hereby authorizes the Collateral Trustee, at any time and from time to time, to file or record such financing statements which reasonably describe the Collateral and amendments thereto, in the form provided to it by the Pledgor, as may from time to time be required or necessary to grant, continue and maintain a valid, enforceable, second priority security interest in the Collateral as provided herein (to the extent such perfection and priority can be obtained by filing a

UCC financing statement), and the other rights, as against third parties, provided hereby, all in accordance with the UCC as enacted in any and all relevant jurisdictions or any other relevant law. The Pledgor shall pay any applicable filing fees and other reasonable out-of-pocket expenses related to the filing of such financing statements and amendments thereto. The Collateral Trustee hereby authorizes the Pledgor to file (i) financing statements and amendments to financing statements filed on the date hereof in each case adding Collateral and (ii) continuation statements of any financing statement naming the Collateral Trustee, as secured party, and Pledgor, as debtor, in each case filed pursuant to the terms of this Agreement and the other Junior Lien Documents.

(ii) Compliance with Laws and Regulations. Except for matters that would not reasonably be expected to result in a Material Adverse Effect, the Pledgor shall promptly comply in all respects with all laws, ordinances, orders, rules, regulations, and requirements of all federal, state, municipal or other governmental or quasi-governmental authorities or bodies including, without limitation, Japan Route Foreign Aviation Authorities, then having jurisdiction over the Collateral (or any part thereof) and/or the use thereof by the Pledgor, of every nature and kind (the “Requirements”) including any of the same which relate to or require changes or requirements incident to or as the result of any use thereof or otherwise, and the Pledgor shall so comply, whether or not such Requirements shall now exist or shall hereafter be enacted or promulgated and whether or not the same may be said to be within the present contemplation of the parties hereto. Notwithstanding the foregoing, if the Pledgor in good faith contests a Requirement, it shall not be obligated to comply with such Requirement to the extent such non-compliance or deferral is consistent with law and does not have a material adverse effect on the Collateral or the security interest therein.

(iii) Notice of Laws. The Pledgor agrees to give the Collateral Trustee notice of any material violations of any Requirement enacted, passed, promulgated, made, issued or adopted by any of the governmental departments or agencies or authorities hereinbefore mentioned with respect to the Collateral or the Pledgor’s use thereof, a copy of which is served upon or received by the Pledgor, or otherwise brought to the attention of a responsible officer of the Pledgor, by mailing within fifteen (15) Business Days after such service, receipt, or after the same otherwise comes to the attention of the Pledgor, a copy of each and every one thereof to the Collateral Trustee. At the same time, the Pledgor will inform the Collateral Trustee as to the work or steps which the Pledgor proposes to do or take in order to correct any such material violation. Notwithstanding the foregoing, however, if such work or step would require any alterations which would, in the Pledgor’s reasonable opinion, reduce the value of the Collateral or change the general character or use of the Collateral, the Pledgor may defer compliance therewith, as long as such deferral is consistent with applicable law in order that the Pledgor may, at the Pledgor’s expense, contest or seek modification of or other relief with respect to such Requirements, but nothing herein shall relieve the Pledgor of the duty and obligation, at the Pledgor’s expense, to comply with such Requirements, or such Requirements as modified, whenever the Collateral Trustee shall so direct.

Section 7. Collateral Trustee Appointed Attorney-in-Fact. The Pledgor hereby appoints the Collateral Trustee as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Collateral Trustee’s discretion, upon the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Collateral Trustee may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is coupled with an interest.

Section 8. Collateral Trustee May Perform. If the Pledgor fails to perform any agreement contained herein within a reasonable time after receipt of a written request to do so from the Collateral Trustee, upon 2 Business Days prior written notice the Collateral Trustee may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Trustee, including, without limitation, the reasonable fees and out-of-pocket expenses of its counsel, incurred in connection therewith, shall be payable by the Pledgor in accordance with Section 7.10 of the Collateral Trust Agreement and shall be considered Obligations.

Section 9. The Collateral Trustee. It is expressly understood and agreed by the parties hereto, and each Junior Lien Secured Party, by accepting the benefits of this Agreement, acknowledges and agrees, that the obligations of the Collateral Trustee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Collateral Trustee shall act hereunder on the terms and conditions set forth in the Collateral Trust Agreement. In the event of any express conflict between the terms of this Agreement and the terms of the Collateral Trust Agreement, the Collateral Trust Agreement shall control and govern, provided that this provision shall not be interpreted in any way to affect any rights expressly provided to the Junior Lien Secured Parties under this Agreement unless such rights are expressly prohibited or restricted under the Collateral Trust Agreement.

Section 10. Events of Default, Remedies:

A. Remedies: Obtaining the Collateral Upon Event of Default. If any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Trustee may, at any time or from time to time during the continuance of such Event of Default:

(i) Declare the entire right, title and interest of the Pledgor in and to the Collateral vested, subject to any binding and enforceable mandatory requirements imposed by applicable law and the DOT (and, in the case of Japan Gate Leaseholds, the requirements imposed by the applicable Governmental Authorities and/or Airport Authorities), in which event such rights, title and interest shall immediately vest in the Collateral Trustee, in which case the Pledgor agrees to execute and deliver such deeds of conveyance, assignments and other documents or instruments (including any notices or applications to the DOT, FAA, applicable Japan Route Foreign Aviation Authorities, Governmental Authorities or Airport Authorities having jurisdiction over any such Japan Route or the use thereof) as shall be requested by the Collateral Trustee in order to effectuate the transfer of such Collateral, together with copies of the certificates or orders issued by the DOT and the Japan Route Foreign Aviation Authorities representing same and any other rights of the Pledgor with respect thereto, to any designee or designees selected by the Collateral Trustee and approved by the DOT and, to the extent necessary, by any Japan Route Foreign Aviation Authorities; it being understood that the Pledgor’s obligation to deliver such Collateral and such documents and instruments with respect thereto is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Trustee shall be entitled to a decree requiring specific performance by the Pledgor of said obligations; and

(ii) Sell or otherwise liquidate, or direct the Pledgor to sell or otherwise liquidate, any or all of the Collateral or any part thereof and take possession of the proceeds of any such sale or liquidation, in each case subject to any binding and enforceable mandatory requirements imposed by applicable law and Airport Authorities with respect to Japan Gate Leaseholds.

B. Remedies; Disposition of the Collateral.

(i) If any Event of Default shall have occurred and be continuing, the Collateral Trustee may from time to time exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, and to the extent not in violation of applicable law, including Title 49, and subject to the approval of the DOT or its successor or nominee, all the rights and remedies of a secured party on default under the UCC in effect in all relevant jurisdictions at the time of such Event of Default, and the Collateral Trustee may also in its sole discretion, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Trustee may deem commercially reasonable. To the extent not inconsistent with Title 49 and the DOT or FAA requirements and any additional requirements of the applicable Governmental Authorities and/or Airport Authorities, the Collateral Trustee or any other Junior Lien Secured Party may be the purchasers of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Junior Lien Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives, to the full extent permitted by law, any claims against the Collateral Trustee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(ii) Except as otherwise provided herein, the Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Trustee’s taking possession or the Collateral Trustee’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Pledgor would otherwise have under law; and the Pledgor hereby further waives to the fullest extent permitted by applicable law: (a) all damages occasioned by such taking of possession; (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Trustee’s rights hereunder; and (c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against the Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Pledgor.

(iii) If any Event of Default shall have occurred and be continuing, then the Collateral Trustee may use the blank, undated, signed Japan Route FAA Slot transfer documents held by it from time to time (substantially in the form of Exhibit A hereto) as a means to effectuate a transfer as contemplated herein, subject in each case to applicable law.

(iv) In connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Collateral Trustee in this Agreement, the Pledgor will cooperate in good faith with the Collateral Trustee or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the opinion of the Collateral Trustee or its designee) desirable to conduct all aviation operations with respect to the Collateral and will, at the request of the Collateral Trustee and in good faith, continue to operate and manage the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Collateral Trustee or its designee obtain such licenses, consents and approvals, and at such time the Pledgor will cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Collateral Trustee or its designee).

Section 11. Application of Proceeds.

(a) Any cash held by the Collateral Trustee as Collateral and all cash proceeds received by the Collateral Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Trustee of its remedies as a secured creditor as provided in Section 10 of this Agreement shall be applied from time to time by the Collateral Trustee in accordance with the terms of the Collateral Trust Agreement.

(b) It is understood that the Pledgor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the outstanding Junior Lien Obligations.

Section 12. No Waiver; Discontinuance of Proceeding.

(a) Each and every right, power and remedy hereby specifically given to the Collateral Trustee or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy specifically given under this Agreement or the other Junior Lien Documents now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Trustee. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Trustee in the exercise of any such right, power or remedy and no renewal or extension of any of the Junior Lien Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any default or Event of Default or an acquiescence therein. No notice to or demand on the Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Trustee to any other or further action in any circumstances without notice or demand. In the event that the Collateral Trustee shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Trustee may recover reasonable out-of-pocket expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

(b) In the event the Collateral Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Trustee, then and in every such case the Pledgor, the Collateral Trustee and each holder of any of the Junior Lien Obligations shall to the extent permitted by applicable law be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Trustee and the Junior Lien Secured Parties shall continue as if no such proceeding had been instituted.

Section 13. [Reserved].

Section 14. Amendments, etc. This Agreement may not be amended, modified or waived except with the written consent of the Pledgor and the Collateral Trustee (acting pursuant to and in accordance with the terms of the Collateral Trust Agreement). Any amendment, modification or supplement of or to any provision of this Agreement, any termination or waiver of any provision of this Agreement and any consent to any departure by the Pledgor from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. No notice to or demand upon the Pledgor in any instance hereunder shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances.

Section 15. Termination; Release.

(a) Upon the Discharge of Junior Lien Obligations, this Agreement shall automatically terminate (provided that all indemnities set forth in the Collateral Trust Agreement shall survive) and the Collateral Trustee, at the request and expense of the Pledgor, will promptly execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and, subject to the terms of the Collateral Trust Agreement, will duly assign, transfer and deliver to the Pledgor (without recourse and without any representation or warranty) such of its Collateral as may be in the possession of the Collateral Trustee and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which the Discharge of Junior Lien Obligations shall have occurred.

(b) The Liens on the Collateral created by this Agreement shall be released in accordance with and to the extent contemplated by the terms of the Collateral Trust Agreement.

(c) At any time that the Pledgor desires that Collateral be released as provided in the foregoing Section 15(a) or (b), it shall deliver to the Collateral Trustee a certificate signed by its chief financial officer or another authorized senior officer stating that the release of the respective Collateral is permitted pursuant to Section 15(a) or (b). The Collateral Trustee shall have no liability whatsoever to any Junior Lien Secured Party as the result of any release of Collateral by it as permitted by this Section 15.

Section 16. Definitions. The following terms shall have the following meanings. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Agreement” has the meaning provided in the preamble hereto.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities.

“Collateral” has the meaning provided in Section 1 hereof.

“Discharge of Junior Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Junior Lien Debt;

(2) payment in full in cash of the principal of and interest and premium (if any) on all Junior Lien Debt (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Junior Lien Document) of all outstanding letters of credit constituting Junior Lien Debt; and

(4) payment in full in cash of all other Junior Lien Obligations that are outstanding and unpaid at the time the Junior Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“Event of Default” shall mean any event that has occurred that constitutes a default or an event of default under any Junior Lien Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce any of the Liens under this Agreement.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slot” shall mean, in the case of airports in the United States, at any time, the right and operational authority to conduct one Instrument Flight Rule (as defined in Title 14) scheduled landing or take-off operation at a specific time or during a specific time period at any airport at which landings or take-offs are restricted, including, without limitation, slots, arrival and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes now or hereinafter in effect.

“Fifth-Freedom Rights” shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country, including any such right pursuant to a bilateral treaty between the United States and a foreign country.

“Foreign Slot” shall mean, in the case of airports outside the United States, at any time, the right and operational authority to conduct one landing or take-off at a specific time or during a specific time period.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Indenture” has the meaning provided in the recitals hereof.

“Japan Gate Leaseholds” shall mean, at any time, all of the right, title, privilege, interest and authority, now held or hereafter acquired by the Pledgor in connection with the right to use, operate or occupy space in an airport terminal at an airport where the Pledgor conducts scheduled nonstop service utilizing the Japan Routes to the extent such right, title, privilege, interest or authority is actually used in conjunction with such nonstop service (other than (i) at airports in China, including Hong Kong, or (ii) at LaGuardia Airport, Reagan National Airport or London Heathrow Airport, in any case of this clause (ii) to the extent otherwise pledged by the Pledgor to other Persons).

“Japan Route FAA Slot” shall mean, at any time, any FAA Slot of the Pledgor, now held or hereafter acquired, at an airport in the United States that serves as an origin or destination point for nonstop flights that the Pledgor operates from time to time utilizing the Japan Routes (other than at LaGuardia Airport or Reagan National Airport, in each case to the extent otherwise pledged by the Pledgor to other Persons) to the extent such FAA Slot is actually used in conjunction with the operation of such nonstop service.

“Japan Route Foreign Aviation Authority” shall mean any foreign governmental, quasi-governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the issuance or authorization (a) to serve any foreign point on the Japan Routes that the Pledgor is serving at any time (other than points in China, including Hong Kong) and/or to conduct operations related to the Japan Routes and Japan Gate Leaseholds (other than gate leaseholds at airports in China, including Hong Kong) and/or (b) to hold and operate any Japan Route Foreign Slots (other than Slots at airports in China, including Hong Kong).

“Japan Route Foreign Slot” shall mean, at any time, any Foreign Slot of the Pledgor, now held or hereafter acquired, at an airport outside the United States that serves as an origin or destination point for nonstop flights that the Pledgor operates from time to time utilizing the Japan Routes (other than (i) at airports in China, including Hong Kong, or (ii) at London Heathrow Airport to the extent otherwise pledged by the Pledgor to other Persons) to the extent such Foreign Slot is actually used in conjunction with the operation of such nonstop service.

“Japan Routes” shall mean the authority the Pledgor now holds, or hereafter acquires from the DOT pursuant to Title 49 or other applicable law, to operate scheduled foreign air transportation of persons, property and mail between a point or points in the United States and a point or points in Japan, and beyond between a point or points in Japan and a point or points in other countries, including the authority set forth on Schedule I hereto, including applicable designations (including the Pledgor’s designation as a “U.S. incumbent combination carrier” under Part I, Section A of the Memorandum of Understanding concluded in 1998 between Japan and the United States amending the Air Services Agreement of 1952 between Japan and the United States), frequencies, exemptions, certificates, Fifth-Freedom Rights and “behind and beyond rights,” in each case whether or not utilized by the Pledgor; except to the extent such authority relates to all-cargo service.

“Japan Slot” shall mean a Japan Route FAA Slot and a Japan Route Foreign Slot, or either of them.

“Material Adverse Effect” means a material adverse effect on (1) the Collateral, taken as a whole, or (2) the Japan Routes.

“Permitted Liens” means those Liens on Collateral which, under each of the Junior Lien Documents, are permitted to be incurred on a priority basis to the Liens granted hereunder.

“Pledgor” has the meaning provided in the preamble hereto.

“Proceeds” shall have the meaning assigned to that term under the UCC as in effect in any relevant jurisdiction or under other relevant law and, in any event, shall include, but not be limited to, any and all (i) proceeds of any insurance, indemnity, warranty or guarantee payable to the Collateral Trustee or to the Pledgor or any Affiliate of the Pledgor from time to time with respect to any of the Collateral, (ii) payments (in any form whatsoever), made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), (iii) instruments representing obligations to pay amounts in respect of the Collateral, and (iv) other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Requirements” has the meaning provided in Section 6(ii) hereof.

“Termination Date” shall mean the date upon which the Discharge of Junior Lien Obligations shall have occurred.

“Title 14” shall mean Title 14 of the United States Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.

“United States Citizen” has the meaning provided in Section 4(vii) hereof.

Section 17. Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing (including telegraphic, telex, facsimile transmission, electronic mail or cable communication) and shall be delivered, mailed, telegraphed, telexed, facsimile transmitted or cabled, addressed:

(a)	if to the Pledgor:

United Air Lines, Inc.

77 W. Wacker Drive

Chicago, IL 60601

Telephone: (312) 997-8000

Facsimile: (312) 997-8180

Attention: General Counsel

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile: 312-862-2200

Attention: Linda K. Myers, P.C., Esq.

(b)	if to the Collateral Trustee, to its office at:

Wilmington Trust FSB, as Collateral Trustee

Suite 1290

50 South Sixth Street

Minneapolis, MN 55402

Attn: Corporate Client Services

Facsimile: 612-217-5651

With a copy to:

Morris James LLP

500 Delaware Avenue, Suite 1500

Wilmington, Delaware 19801-1494

Attention: Lewis C. Ledyard, III

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. All such notices and communications shall, when mailed, telegraphed, telexed, facsimile transmitted, e-mailed or cabled or sent by overnight courier, be effective on the third Business Day following deposit in the U.S. mails, certified, return receipt requested, when delivered to the telegraph company, cable company or on the day following delivery to an overnight courier, as the case may be, or sent by telex or facsimile device, except that notices and communications to the Collateral Trustee shall not be effective until received by the Collateral Trustee.

Section 18. Continuing Security Interest; Transfer of Notes. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Discharge of Junior Lien Obligations, (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Trustee hereunder, to the benefit of the Collateral Trustee and each other Junior Lien Secured Party and each of their respective successors, permitted transferees and permitted assigns; no other persons (including, without limitation, any other creditor of the Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (iii) and subject to the provisions of the applicable Junior Lien Documents, any Junior Lien Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Junior Lien Secured Party herein or otherwise, subject, however, to the provisions of the applicable Junior Lien Documents.

Section 19. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 20. Consent to Jurisdiction and Service of Process. All judicial proceedings brought against either party to this Agreement with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York and by execution and delivery of this Agreement, each party to this Agreement accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction and venue of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of all process in any such proceedings in any such court may be delivered by registered mail to the Pledgor at the address set forth in Section 17 of this Agreement and such service being hereby acknowledged by the Pledgor to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of one party to this Agreement to bring proceedings against the other party in the courts of any other jurisdiction.

Section 21. Security Interest Absolute. The obligations of the Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Pledgor, except to the extent that the enforceability thereof may be limited by any such event; (b) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect of this Agreement or any other Junior Lien Documents, except as specifically set forth in a waiver granted pursuant to Section 14; (c) any amendment to or modification of any Junior Lien Document or any security for any of the Junior Lien Obligations, whether or not the Pledgor shall have notice or knowledge of any of the foregoing, except as specifically set forth in an amendment or modification executed pursuant to Section 14; (d) any lack of validity or enforceability of the Junior Lien; or (e) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor (other than payment or performance in accordance with the terms of the Junior Lien Documents).

Section 22. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 23. Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 24. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same Agreement. A set of the counterparts executed by all the parties hereto shall be lodged with the Pledgor and the Collateral Trustee. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 25. Successors and Assigns. This Agreement shall be binding upon the Pledgor and its successors and assigns and shall inure to the benefit of the Collateral Trustee and each Junior Lien Secured Party and their respective successors and permitted assigns; provided that the Pledgor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Collateral Trustee, unless otherwise permitted by the applicable Junior Lien Documents. All agreements, statements, representations and warranties made by the Pledgor herein or in any certificate or other instrument delivered by the Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Junior Lien Secured Parties and shall survive the execution and delivery of this Agreement and the other Junior Lien Documents regardless of any investigation made by the Junior Lien Secured Parties or on their behalf.

Section 26. Limited Obligations. It is the desire and intent of the Pledgor, the Collateral Trustee and the Junior Lien Secured Parties that this Agreement shall be enforced against the Pledgor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of the Pledgor under this Agreement shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers, which laws would determine the solvency of the Pledgor by reference to the full amount of the Junior Lien Obligations at the time of the execution and delivery of this Agreement), then the amount of the Junior Lien Obligations of the Pledgor shall be deemed to be reduced and the Pledgor shall pay the maximum amount of the Junior Lien Obligations which would be permissible under the applicable law.

Section 27. Construction of Schedule I. It is understood and agreed that the last two columns of Schedule I are intended to be descriptive of the Japan Routes listed on such Schedule as of the date hereof and shall not be construed as limiting in any way the Collateral subject to this Agreement.

Section 28. Rules of Interpretation. The parties to this Agreement agree that the Rules of Interpretation set out in Section 1.2 of the Collateral Trust Agreement shall apply to this Agreement mutatis mutandis as if set out in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

UNITED AIR LINES, INC.

By:	/s/ Stephen Lieberman
Name: Stephen Lieberman
Title: Vice President and Treasurer

WILMINGTON TRUST FSB,
as Collateral Trustee

By:	/s/ Peter Finkel
Name: Peter Finkel
Title: Vice President

Exhibit A

Office of Slot Administration

Office of Chief Counsel - Slot Transfers

Federal Aviation Administration

800 Independence Avenue, S.W.

Washington, D.C. 20591

Re: Request for Confirmation of Slot Transfers

Dear Sirs/Madams:

Please be advised that, pursuant to 14 C.F.R. § 93.221(a), United Air Lines, Inc. (“United”) intends to transfer all rights, interests, and privileges pertaining to the slots listed on the attached Schedule A (attached hereto) to [NAME A]. The slots involved in the transaction are not used for international or essential air service, nor are they AIR-21 slot exemptions. This slot transfer is permanent.

This letter serves as written evidence of United’s and [NAME A]’s consent to the transfer of the above-referenced slots — said transfer to be effective as of the date upon which [NAME A] signs this letter, subject to confirmation by the FAA. Upon confirmation by the FAA, [NAME A] will become the holder of record of the above-described slots.

Please confirm the transfer of the above-described slots by stamping and signing the acknowledgement copy of this letter and returning it to [Name, Title,] by facsimile at                      and by mail at                     .

Sincerely,

[NAME] [Date]
[TITLE]

United Air Lines, Inc.
CONFIRMED BY:
[FAA Name, Date]

[NAME] [Date]
[TITLE]
[NAME A]

CONFIRMED BY:
[FAA Name, Date]

Sch. I-1